Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued: 1) our report dated March 15, 2016 (except as to Note 16, which is as of December 15, 2016) with respect to the consolidated financial statements included in the Current Report on Form 8-K of The KeyW Holding Corporation filed on December 15, 2016, and 2) our report dated March 15, 2016 with respect to the internal control over financial reporting included in the Annual Report of The KeyW Holding Corporation on Form 10-K filed on March 15, 2016. We consent to the incorporation by reference in this Registration Statement of both aforementioned reports, and to the use of our name as it appears under the caption “Experts”.

/s/GRANT THORNTON LLP

Baltimore, Maryland

December 15, 2016